Secretary of State
Corporation Division
255 Capitol Street NE, Suite 151
Salem, OR 97310-1327

Phone:(503)986-2200
Fax:(503)378-4381
www.filinginoregon.com

Registry Number: 498875-81
Type: DOMESTIC BUSINESS CORPORATION

Next Renewal Date: 02/01/2010

TT ADMINISTRATIVE SERVICES, LLC
1600 PIONEER TOWER
888 SW FIFTH AVE
PORTLAND OR 97204

Acknowledgment Letter

The document you submitted was recorded as shown below. Please review and verify the information listed for accuracy.

If you have any questions regarding this acknowledgement, contact the Secretary of State, Corporation Division at (503)986-2200. Please refer to the registration number listed above. A copy of the filed documentation may be ordered for a fee of $5.00. Submit your request to the address listed above or call (503)986-2317 with your Visa or MasterCard number.

Document
ARTICLES OF AMENDMENT

Filed On
12/30/2009

Jurisdiction
OREGON

Name
MICROHELIX, INC.

Principal Place of Business
5300 MEADOWS RD STE 400
LAKE OSWEGO OR 97035

Registered Agent
TT ADMINISTRATIVE SERVICES, LLC
1600 PIONEER TOWER
888 SW FIFTH AVE
PORTLAND OR 97204

President
JAMES E HORSWILL
PO BOX 1030
TUALATIN OR 97062

Secretary
JAMES E HORSWILL
PO BOX 1030
TUALATIN OR 97062

SALPOO
ACK
12/30/2009

Phone: (503) 986-2200
Fax: (503) 378-4381

Secretary of State
Corporation Division
255 Capitol St. NE, Suite 151
Salem, OR 97310-1327
FilingInOregon.com

Articles of Amendment—Business/Professional/Nonprofit

Check the appropriate box below:

☑ BUSINESS/PROFESSIONAL CORPORATION
(Complete only 1, 2, 3, 4, 6, 7)

☐ NONPROFIT CORPORATION
(Complete only 1, 2, 3, 5, 6, 7)

FILED

DEC 30 2009

OREGON
SECRETARY OF STATE

REGISTRY NUMBER: 498875-81

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record. We must release this information to all parties upon request and it will be posted on our website.

For office use only

Please Type or Print Legibly in Black Ink.

1) ENTITY NAME: microHelix, Inc.

2) STATE THE ARTICLE NUMBER(S) AND SET FORTH THE ARTICLE(S) AS IT IS AMENDED TO READ. (Attach a separate sheet if necessary.)
See attached Certificate of Designation under Article II C regarding Series D Preferred Stock

3) THE AMENDMENT WAS ADOPTED ON: December 30, 2009
(If more than one amendment was adopted, identify the date of adoption of each amendment.)

BUSINESS/PROFESSIONAL CORPORATION ONLY

4) CHECK THE APPROPRIATE STATEMENT

☐ Shareholder action was required to adopt the amendment(s). The vote was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST

☑ Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.

☐ The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.

NONPROFIT CORPORATION ONLY

5) CHECK THE APPROPRIATE STATEMENT

☐ Membership approval was not required. The amendment(s) was approved by a sufficient vote of the board of directors or incorporators.

☐ Membership approval was required. The membership vote was as follows:

Class(es) entitled to vote	Number of members entitled to vote	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST

6) EXECUTION

Signature	Printed Name	Title
Brian Oliver (signature)	Brian Oliver	Secretary

7) CONTACT NAME (To resolve questions with this filing.)

Sandra Dennis

DAYTIME PHONE NUMBER (Include area code.)

503-802-2072

FEES

Required Processing Fee $50
Confirmation Copy (Optional) $5
No Fee for Nonprofit Type Change
No Fee for President/Secretary Change
Processing Fees are nonrefundable.
Please make check payable to "Corporation Division."

NOTE:
Fees may be paid with VISA or MasterCard. The card number and expiration date should be submitted on a separate sheet for your protection.

CERTIFICATE OF DESIGNATION
SERIES D PREFERRED STOCK

MICROHELIX, INC.

microHelix, Inc., an Oregon corporation (the "Company"), certifies that pursuant to the authority contained in Article II of its Amended and Restated Articles of Incorporation, as amended (the "Articles"), and in accordance with the provisions of Section 60.134 of the Oregon Revised Statutes, its Board of Directors (the "Board") on December 30, 2009 duly adopted the following resolution creating a series of its no par value preferred stock:

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company, as amended, the Board of Directors hereby authorizes the issuance of Series D Preferred Stock of the Company and designates, pursuant to Section 60.134 of the Oregon Revised Statutes, the rights, preferences, privileges, restrictions and other matters relating to such Series D Preferred Stock as follows:

1. **Designation and Amount.** 1,200,000 shares of the Company's authorized Preferred Stock are hereby designated as Series D Preferred Stock (the "Series D Preferred Stock").

2. **Dividend Provisions.** The holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of the Company, at the rate of $0.50 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock, payable quarterly in arrears when, as and if declared by the Board. Such dividends shall be cumulative.

3. **Liquidation.** In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets of the Company shall be distributed in the following priority:

3.1 **Series D Preferred Liquidation Preference.** The holders of the Series D Preferred Stock shall be entitled to receive an amount equal to $10.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series D Preferred Stock then held by them, plus cumulative unpaid dividends from the original issuance date (the "Purchase Date") of such share of Series D Preferred Stock (the "Liquidation Preference"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

3.2 **Remaining Assets.** After payment in full of the distributions described in Section 3.1, the remaining assets of the Company shall be distributed pro rata to the holders of Common Stock.

4. **Redemption.**

4.1 **Elective and Mandatory Redemption.**

(a) The Company at any time may elect to redeem all, but not less than all, outstanding shares of Series D Preferred Stock upon not less than 10 days prior notice to the holders thereof. All redemptions of Series D Preferred Stock under this Section 4.1(a) shall be at a purchase price per share equal to the Liquidation Preference per share in effect on the date such written notice by the Company is mailed to holders of Series D Preferred Stock.

(b) To the extent permitted by applicable law, the Company during January 2013 shall redeem all then outstanding shares of Series D Preferred Stock. All redemptions of Series D Preferred Stock under this Section 4.1(b) shall be at a purchase price per share equal to the Liquidation Preference per share in effect on January 1, 2013; provided, that if the Company has not paid the redemption price against receipt of certificates for redeemed shares of Series D Preferred Stock, as specified in Section 4.2, by January 31, 2013, the purchase price per share shall be equal to the Liquidation Preference per share in effect on the date that is 10 days immediately preceding the actual date of payment of the repurchase price by the Company.

4.2 **Mechanics of Company Repurchase.** When the Company redeems shares of Series D Preferred in accordance with Section 4.1, the holders thereof shall surrender their certificate or certificates, duly endorsed in blank or accompanied by a duly endorsed stock power attached thereto, to the Company and upon receipt, the amount owed under Section 4.1 shall be paid by the Company to the order of the person whose name appears on such certificate or certificates and each surrendered certificated shall be cancelled and retired.

4.3 **Redemption Price Adjustments of Preferred Stock for Certain Splits and Combinations.** The redemption price of the Series D Preferred Stock shall be subject to adjustment from time to time as follows:

(a) **Stock Splits and Subdivisions.** If the Company should at any time after the Purchase Date effect a split or subdivision of the outstanding shares of Series D Preferred Stock, then, as of the date of such split or subdivision, the redemption price of the Series D Preferred Stock shall be appropriately decreased so that the aggregate redemption price payable for redemption of all shares of Series D Preferred Stock outstanding immediately after such effective date shall be equivalent to such aggregate redemption price payable for such shares immediately prior to such effective date.

(b) **Reverse Stock Splits.** If the number of shares of Series A Preferred Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Series A Preferred Stock, then, following the effective date of such combination, the redemption price for the Series D Preferred Stock shall be appropriately increased so that the aggregate redemption price payable for redemption of all shares of Series D

Preferred Stock outstanding immediately after such effective date shall be equivalent to such aggregate redemption price payable for such shares immediately prior to such effective date.

4.4 **No Impairment.** The Company will not, by amendment of its Articles (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights herein of the holders of Series D Preferred Stock against impairment.

4.5 **Notices.** Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.

4.6 **Status of Redeemed Series A Preferred.** Upon redemption of any shares of Series D Preferred Stock pursuant to this Section 4, the shares so redeemed shall be cancelled, shall not be re-issuable by the Company, and shall be eliminated from the shares of capital stock the Company is authorized to issue.

5. Voting Rights. Except as expressly provided by these Articles or as provided by law, the holders of Series D Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company, and the holders of Common Stock and the Series D Preferred Stock shall vote together as a single class on all matters. Each holder of Series D Preferred Stock shall be entitled to ten votes per share.

6. Protective Provisions. So long as at least one-half (1/2) of the shares of Series D Preferred Stock issued by the Company remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Company shall not without first obtaining the approval by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series D Preferred Stock, voting together as a separate class:

(a) alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect adversely the shares of such series;

(b) increase or decrease the total number of authorized shares of Series D Preferred Stock;

(c) authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series D Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to voting, dividends, redemption, conversion or upon liquidation;

(d) declare or authorize any dividends with respect to shares of Common Stock; or

(e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply (i) to the redemption of Series D Preferred Stock pursuant to these Articles, or (ii) to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to written agreements under which the Company has the option to repurchase such shares at the original purchase price of such shares (or a lower price) upon the occurrence of certain events, such as the termination of employment.

7. **Waiver; Amendment.** Any provision of this Certificate of Designation may be waived (a) by any individual holder of Series D Preferred Stock, with respect to such holder; or (b) by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the shares of Series D Preferred Stock then outstanding, with respect to all holders of Series D Preferred Stock. Any provision of this Certificate of Designation may be amended with (i) the approval of the Board; and (ii) the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series D Preferred Stock.

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